NEWS

FOR IMMEDIATE RELEASE July 7, 2022	Contact: Hawaiian Airlines Public Relations News@HawaiianAir.com

    Hawaiian Holdings, Inc. Appoints Wendy Beck and Craig Vosburg
to its Board of Directors

HONOLULU — Hawaiian Holdings, Inc. (NASDAQ: HA) (the “Company”), the parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today announced the appointment of Wendy Beck and Craig Vosburg to its board of directors.

Ms. Beck has extensive finance leadership experience in the consumer and travel industries, most recently serving as executive vice president and chief financial officer at Norwegian Cruise Line Holdings Ltd. Mr. Vosburg, chief product officer at Mastercard, has specialized in driving cultural and technological transformation to develop new products and businesses. “We are delighted to welcome Wendy and Craig, who will bring invaluable expertise to our Board at a pivotal time as Hawaiian prepares to grow with a renewed focus on technology and product investments to provide even greater value to our guests,” said Lawrence Hershfield, chairman of the board of Hawaiian Holdings, Inc. Prior to her tenure at Norwegian, Ms. Beck held executive positions at Domino’s Pizza Inc., Whataburger Restaurants, LP, and Checkers Drive-In Restaurants. She earned a bachelor's degree of science in accounting from the University of South Florida.

Mr. Vosburg, who has spent the last 16 years in various leadership roles at Mastercard, previously held management positions at Bain & Company, Inc., A. T. Kearney, Inc., and CoreStates Financial Corporation. He holds a master's degree in business administration from The Wharton School at the University of Pennsylvania, and a bachelor of science in business administration from Bucknell University.

About Hawaiian Airlines

Hawaiian® has led all U.S. carriers in on-time performance for each of the past 18 years (2004-2021) as reported by the U.S. Department of Transportation and was named No. 1 U.S. airline by Condé Nast Traveler’s 2021 Readers' Choice Awards. Consumer surveys by Travel + Leisure and TripAdvisor have placed Hawaiian among the top of all domestic airlines serving Hawaiʻi. Now in its 93rd year of continuous service, Hawaiian is Hawaiʻi's biggest and longest-serving airline. Hawaiian offers approximately 130 daily flights within the Hawaiian Islands, daily nonstop flights between Hawaiʻi and 16 U.S. gateway cities – more than any other airline – as well as service connecting Honolulu and American Samoa, Australia, Japan, New Zealand, South Korea and Tahiti. The airline is committed to connecting people with aloha by offering complimentary meals for all guests on transpacific routes and the convenience of no change fees on Main Cabin and Premium Cabin seats. HawaiianMiles members also enjoy flexibility with miles that never expire. As Hawai‘i’s hometown airline, Hawaiian encourages guests to Travel Pono and experience the islands safely and respectfully. Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow Hawaiian’s Twitter updates (@HawaiianAir), become a fan on Facebook (Hawaiian Airlines), and follow us on Instagram (hawaiianairlines) and TikTok (@HawaiianAirlines). For career postings and updates, follow Hawaiian’s LinkedIn page.